DRAFT

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Calvert Variable Series, Inc.:

We consent to the use of our reports dated February 23, 2007, with respect to the financial statements of the Calvert Social Small Cap Growth Portfolio and the Calvert Social Mid Cap Growth Portfolio (the "Funds"), each a series of Calvert Variable Series, Inc., as of December 31, 2006, incorporated herein by reference and to the references to our firm under the heading "Financial Statements and Experts" in the Registration Statement on Form N-14.

[KPMG LLP]

Philadelphia, Pennsylvania
___________, 2007